Exhibit 99.1

Clearwater Paper Reports Fourth Quarter and Full Year 2010 Results

Fourth Quarter Net Sales Increase 9.7% to $345.6 million

SPOKANE, Wash.--(BUSINESS WIRE)--March 3, 2011--Clearwater Paper Corporation (NYSE:CLW) today reported financial results for the fourth quarter ended December 31, 2010. Net earnings for the fourth quarter of 2010, were $37.8 million, or $3.19 per diluted common share, compared to net earnings of $47.2 million, or $4.01 per diluted common share, for the fourth quarter of 2009.

Clearwater Paper acquired Cellu Tissue Holdings, Inc. on December 27, 2010. The company’s fourth quarter 2010 results included four days of Cellu Tissue’s operating results and acquisition related expenses.

Excluding $10.5 million in after-tax charges related to the Cellu Tissue acquisition and a $27.1 million benefit related to a Cellulosic Biofuel Producer Credit, fourth quarter 2010 earnings were $21.2 million or $1.79 per diluted common share. Fourth quarter 2009 results included a $29.7 million benefit, or $2.53 per diluted common share, related to the Alternative Fuel Mixture Tax Credit. Excluding the Alternative Fuel Mixture Tax Credit, fourth quarter 2009 earnings were $17.4 million, or $1.48 per diluted common share.

"We had a solid finish to a year in which we had very strong operational execution while also making significant strides on the strategic front,” said Gordon Jones, chairman, president and chief executive officer. “In the last week of the year we closed the Cellu Tissue acquisition, which significantly enhances our ability to supply existing and new customers and provides us a nationwide manufacturing footprint.”

“Throughout the year we also made great progress in the construction of our new facility in North Carolina, which will provide more premium products to our customers. We believe these accomplishments put us in a very strong competitive position for the future,” concluded Jones.

FOURTH QUARTER 2010 SEGMENT PERFORMANCE

Consumer Products

Net sales in the consumer products segment were $142.9 million for the fourth quarter of 2010, an increase of 3.3% over fourth quarter 2009 net sales of $138.3 million. Operating income for the quarter was $7.3 million, compared with operating income of $28.7 million for the fourth quarter of 2009.

  The slight increase in net sales was primarily a result of the inclusion of Cellu Tissue’s operating results for the last four days of the quarter.
  Volume increased by 6.6% in the fourth quarter of 2010 compared to 2009, partially offset by net selling prices that were 3.2% lower in the quarter.
  Operating income for the 2010 fourth quarter was lower primarily due to significantly higher pulp costs and $6.4 million of acquisition related expenses reflected in segment results.

Pulp and Paperboard

Net sales of $222.5 million for the fourth quarter of 2010 were up 16.5% compared to fourth quarter 2009 net sales of $191.1 million. Operating income for the quarter was $33.1 million, compared to operating income of $52.9 million for the fourth quarter of 2009, which included $47.1 million pre-tax associated with the Alternative Fuel Mixture Tax Credit.

  Higher net sales for the quarter were primarily the result of a 9.0% increase in paperboard pricing and a 24.8% increase in pulp prices compared to fourth quarter 2009.
  Pulp shipments were up 81.2% over the 2009 fourth quarter, while paperboard shipments were flat compared to fourth quarter 2009.

Taxes

The company recorded a net benefit of $25.7 million in the fourth quarter of 2010 primarily related to the Cellulosic Biofuel Producer Credit. The effective tax rate for 2010, excluding discrete items, was approximately 33%.

Note Regarding Use of Non-GAAP Financial Measures

In this press release, the company presents its results for the fourth quarter of 2009, excluding income from the Alternative Fuel Mixture Tax Credit, and its results for the fourth quarter of 2010 excluding Cellu Tissue acquisition related expenses, Patient Protection and Affordable Care Act and the Cellulosic Biofuel Producer Credit. These amounts are not in accordance with generally accepted accounting principles (GAAP) and accordingly reconciliations of these amounts to net earnings determined in accordance with GAAP are included at the end of this press release.

CONFERENCE CALL INFORMATION

A live audio Web cast and conference call will be held today, Thursday, March 3, 2011 at 8 a.m. Pacific time (11 a.m. Eastern time). Investors may access the conference call by dialing 877-303-9241 (for U.S./Canada investors) or 760-666-3575 (for international investors). The audio Web cast may be accessed on the company’s Web site at http://ir.clearwaterpaper.com/events.cfm. An accompanying presentation will be available for downloading at the same site at 7 a.m. Pacific time (10:00 a.m. Eastern time). The Web cast will be audio only. Investors are recommended to download the accompanying presentation prior to the call.

For those unable to participate in the call, an archived recording will be available through the Clearwater Paper Corporation Web site www.clearwaterpaper.com under "Investor Relations" following the conference call.

ABOUT CLEARWATER PAPER

Clearwater Paper manufactures quality consumer tissue, away-from-home tissue, parent roll tissue, machine glazed tissue, bleached paperboard, pulp and wood products at 14 manufacturing locations in the U.S. and Canada. The company is a premier supplier of private label tissue to major retailers and wholesale distributors. This includes grocery, drug, mass merchants and discount stores. The company also produces bleached paperboard used by quality-conscious printers and packaging converters. Clearwater Paper’s 3,800 employees build shareholder value by developing strong customer partnerships through quality and service.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding our competitive position for the future, the company's expansion and its strategies, and the acquisition of Cellu Tissue and our ability to service existing and new customers. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks and uncertainties arising from difficulties with the integration process or the realization of the benefits expected from the acquisition of Cellu Tissue; the company's ability to complete its new facilities; customers' product preferences; changes in the United States and international economies; changes in raw material and energy costs; cyclical industry conditions; loss of a large customer; changes in the Alternative Fuel Mixture Tax Credit or Cellulosic Biofuel Producer Credit regulations and the company's eligibility for such tax credits; competitive pricing pressure for the company's products; changes in freight costs and disruptions in transportation services; unanticipated manufacturing disruptions; changes in general and industry-specific laws and regulations; unforeseen environmental liabilities or expenditures; labor disruptions; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements.

For additional information on Clearwater Paper, please visit our Web site at www.clearwaterpaper.com.

Clearwater Paper Corporation
Consolidated Statements of Operations
Unaudited (Dollars in thousands - except per-share amounts)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2010		2009		2010		2009
Net sales	$345,557	100%	$314,980	100%	$1,372,965	100%	$1,250,069	100%
Costs and expenses:
Cost of sales	281,883	82%	256,999	82%	1,173,804	85%	1,052,151	84%
Selling, general and administrative expenses	41,270	12%	18,470	6%	100,394	7%	71,125	6%
	323,153	94%	275,469	87%	1,274,198	93%	1,123,276	90%
Alternative fuel mixture tax credit	-		47,137		-		170,647
Earnings before interest, debt retirement costs and income taxes	22,404	6%	86,648	28%	98,767	7%	297,440	24%
Interest expense, net	10,335		4,234		22,571		15,505
Debt retirement costs	-		-		-		6,250
Earnings before income taxes	12,069	3%	82,414	26%	76,196	6%	275,685	22%
Income tax provision (benefit)	(25,717)		35,254		2,396		93,221
Net earnings	$37,786	11%	$47,160	15%	$73,800	5%	$182,464	15%
Net earnings per common share:
Basic	$3.29		$4.15		$6.43		$16.06
Diluted	3.19		4.01		6.24		15.50
Average shares outstanding (in thousands):
Basic	11,479		11,365		11,474		11,360
Diluted	11,846		11,758		11,835		11,770

Clearwater Paper Corporation
Condensed Consolidated Balance Sheets
Unaudited (Dollars in thousands)

	December 31,	December 31,
	2010	2009
Assets
Current assets:
Cash	$18,928	$2,824
Restricted cash	3,637	-
Short-term investments	126,095	187,926
Receivables, net	153,335	94,458
Taxes receivable	10,354	101,343
Inventories	228,321	169,761
Deferred tax assets	37,374	12,926
Prepaid expenses	11,415	3,053
Total current assets	589,459	572,291

Property, plant and equipment, net	654,456	364,024
Goodwill	229,533	-
Intangible assets	56,400	-
Other assets	15,488	11,148

	$1,545,336	$947,463

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$184,604	$109,775
Current portion of long-term debt	760	-
Current liability for pensions and other postretirement employee benefits	9,749	9,933
Total current liabilities	195,113	119,708

Long-term debt	538,314	148,285
Liability for pensions and other postretirement employee benefits	187,116	236,422
Other long-term obligations	23,369	5,825
Accrued taxes	72,011	73,487
Deferred taxes	61,064	-
Accumulated other comprehensive loss	(98,352)	(126,962)
Stockholders' equity excluding accumulated other comprehensive loss	566,701	490,698

	$1,545,336	$947,463

Clearwater Paper Corporation
Segment Information
Unaudited (Dollars in thousands)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2010		2009		2010		2009
Segment net sales:
Consumer Products	$142,930	41%	$138,342	44%	$570,129	42%	$554,034	44%
Pulp and Paperboard	222,513	64%	191,072	61%	879,889	64%	749,544	60%
	365,443		329,414		1,450,018		1,303,578
Elimination of intersegment net sales	(19,886)	-6%	(14,434)	-5%	(77,053)	-6%	(53,509)	-4%
Total net sales	$345,557	100%	$314,980	100%	$1,372,965	100%	$1,250,069	100%

Operating income:
Consumer Products	$7,263	32%	$28,719	33%	$63,749	65%	$122,117	41%
Pulp and Paperboard (1)	33,060	148%	52,945	61%	81,911	83%	191,894	65%
	40,323		81,664		145,660		314,011
Corporate and eliminations	(17,919)	-80%	4,984	6%	(46,893)	-47%	(16,571)	-6%
Earnings before interest, debt retirement costs and income taxes	$22,404	100%	$86,648	100%	$98,767	100%	$297,440	100%

(1) Operating income for the three and twelve months ended December 31, 2009, for the Pulp and Paperboard segment included $47.1 million and $170.6 million, respectively, associated with the Alternative Fuel Mixture Tax Credit.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Unaudited (Dollars in thousands, except per-share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

GAAP net earnings	$37,786	$47,160	$73,800	$182,464
Special items, after-tax:
Alternative Fuel Mixture Tax Credit	-	(29,743)	-	(107,508)
Cellulosic Biofuel Producer Credit	(27,087)	-	(27,087)	-
Patient Protection and Affordable Care Act	(106)	-	3,099	-
Cellu Tissue acquisition related expenses	10,521	-	12,416	-
Net earnings, excluding special items	$21,114	$17,417	$62,228	$74,956

GAAP net earnings per diluted share	$3.19	$4.01	$6.24	$15.50
Special items, after-tax:
Alternative Fuel Mixture Tax Credit	-	(2.53)	-	(9.13)
Cellulosic Biofuel Producer Credit	(2.29)	-	(2.29)	-
Patient Protection and Affordable Care Act	(0.01)	-	0.26	-
Cellu Tissue acquisition related expenses	0.89	-	1.05	-
Net earnings per diluted share, excluding special items	$1.78	$1.48	$5.26	$6.37

Diluted average shares outstanding (in thousands)	11,846	11,758	11,835	11,770

CONTACT:
Clearwater Paper Corporation
News media
Matt Van Vleet, 509-344-5912
or
CFO
Linda Massman, 509-344-5905
or
Investors
IR Sense
Sean Butson, 509-344-5906